EXHIBIT 99.2
                                                                    ------------


                                  AMENDMENT TO

                                    AGREEMENT


         This Amendment, dated as of June 23, 2004 (this "Amendment") to the Agreement between IMC Global Inc., a Delaware corporation ("Parent"), and Keystone, Inc., a Texas corporation, Alpine Capital, L.P., a Texas limited partnership, and The Anne T. and Robert M. Bass Foundation, a Texas non-profit corporation (each a "Selling Unitholder" and collectively, "Selling Unitholders") dated as of December 19, 2003 (the "Proxy Agreement"). All capitalized terms not defined herein shall have the meaning as defined in the Proxy Agreement.

         WHEREAS, Selling Unitholders, as the beneficial owners of an aggregate of 30,732,100 units representing limited partner interests (each, a "Partnership Unit" and collectively, the "Partnership Units") of Phosphate Resource Partners Limited Partnership, a Delaware limited partnership (the "Partnership"), agreed pursuant to the Proxy Agreement to grant a proxy to Parent to vote the Partnership Units for approval of a Transaction Agreement and Transaction (as such terms are defined in the Proxy Agreement) and rights to purchase the Partnership Units in an effort to consummate a Transaction; and

         WHEREAS, the Parties have determined to extend the Non-Completion Date and to make the other changes to the Proxy Agreement as provided in this Amendment;

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

         I.       AMENDMENTS.

         1. NON-COMPLETION FEE. The text of Section 2 "Non-Completion Fee" in the Proxy Agreement shall hereby be deleted in its entirety and replaced with the following language:


                           "Subject to Section 10(b) hereof, upon the earliest
                  to occur of (i) March 25, 2004, if the Transaction Agreement has not been executed and delivered on or before such date,
                  (ii) September 15, 2004, if a definitive proxy statement / prospectus, tender offer or other applicable disclosure document relating to the Transaction (the "Transaction Disclosure Document") has not been mailed to the unitholders of the Partnership, (iii) termination of the Transaction Agreement or (iv) October 29, 2004, (such earliest date, the "Non-Completion Fee Date"), Parent shall promptly (but in no event later than five (5) business days thereafter), elect, in its sole discretion, either (a) to pay to the Selling Unitholders an aggregate sum of $1,000,000 in cash, if permissible under applicable law and Parent's credit agreements, or (b) to purchase from the Selling Unitholders such number of Partnership Units having an aggregate market value on the Non-Completion Fee Date of $100.00, in exchange for the issuance by Parent to the Selling Unitholders of the greater of (x) 105,450 Parent Shares or (y) such number


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                  of Parent Shares equal to $1,200,100, determined by dividing
                  $1,200,100 by the Volume Weighted Average Price per Parent Share for the five trading days ending on and including the trading day prior to the Non-Completion Fee Date, which Parent Shares shall be allocated among the Selling Unitholders pro rata (and rounded to the nearest whole number of Parent Shares) based on each Selling Unitholder's Owned Units, and in connection with any such issuance such Selling Unitholders agree to execute customary private placement representation letters at such time (the cash payment and the issuance of Parent Shares referred to in clauses (a) and (b) are herein referred to as the "Non-Completion Fee")."

         2. STANDSTILL. The text of Section 4 "Standstill" of the Proxy Agreement shall hereby be deleted in its entirety and replaced with the following language:


                           "Each Selling Unitholder agrees not to, and shall
                  cause any person or entity affiliated with such Selling Unitholder not to, directly or indirectly, without the express written consent of Parent (which may be withheld in its sole discretion), purchase, sell or otherwise trade, or make offers with respect to, any debt or equity securities of Parent, Partnership or any of their affiliates (collectively, "Parent Securities") (including purchases, sales, offers or other trading in derivative instruments related to such Parent Securities) until the earlier of (a) the termination of this Agreement pursuant to Section 10, or (b) October 29, 2004. In addition, each Selling Unitholder acknowledges that it is aware and will advise its representatives that the United States securities laws prohibit any person or entity that has material, non-public information concerning Parent, Partnership or any affiliate thereof from purchasing or selling securities of such entities (and options, warrants and rights relating thereto) and from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity (including, without limitation, any of such Selling Unitholder's representatives) is likely to purchase or sell."

         3. Except as set forth in this Amendment, the terms of the Proxy Agreement remain unchanged and in full force and effect.

         II.      GENERAL PROVISIONS


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

         1. ENTIRE AGREEMENT. This Amendment, the Proxy Agreement and the Registration Rights Agreement constitute the entire agreement, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (provided, however, that the letter agreement among Parent, Partnership and Keystone, Inc. dated November 19, 2003 and the letter agreement among Parent, Partnership and Alpine Capital, L.P. dated December 19, 2003 shall remain in full force and effect). The terms of this Amendment shall be deemed a part of the Proxy Agreement as if set forth therein.

         2. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts or laws thereof.




            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]


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         IN WITNESS WHEREOF, Parent and each of the Selling Unitholders have caused this Amendment to be duly executed and delivered as of the date first written above.


                                       IMC GLOBAL INC.


                                       By:  /s/ J. Reid Porter
                                            ------------------------------------
                                            Name:   J. Reid Porter
                                            Title:  Executive Vice President,
                                                    Chief Financial Officer


                                       KEYSTONE, INC.


                                       By:  /s/ Stratton R. Heath III
                                            ------------------------------------
                                            Name:    Stratton R. Heath III
                                            Title:   Chief Financial Officer


                                       ALPINE CAPITAL, L.P.
                                       By: Algenpar, Inc., General Partner


                                       By:  /s/ J. Taylor Crandall
                                            ------------------------------------
                                            Name:   J. Taylor Crandall
                                            Title:  President


                                       THE ANNE T. AND ROBERT M. BASS FOUNDATION


                                       By:  /s/ J. Taylor Crandall
                                            ------------------------------------
                                            Name:   J. Taylor Crandall
                                            Title:  Treasurer



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